November 17, 2009

VIA EDGAR

United States Securities and Exchange Commission

Re:	Great Basin Gold Ltd. (the "Registrant")
Registration Statements on Form F-10
Consent of Expert

This letter is provided in connection with the Registrant’s Amendment No. 1 to the Form F-10 registration statement originally filed on November 10, 2009 (SEC File No. 333-163021), and any amendments thereto and any registration statements filed pursuant to Rule 429 of the United States Securities Act of 1933, as amended (the "Registration Statement").

I hereby consent to the use of my name with reference to my involvement in the preparation of the following technical reports (the "Technical Reports"):

  Revised Technical Report Update on the September 2009 Mineral Resource Estimate for the Burnstone Gold Project dated November 9, 2009;

  Revised Technical Report on the June 2009 Update of the Mineral Resource Estimate for Hollister Gold Mine dated October 30, 2009;

  Revised Technical Report on the Mineral Resources and Reserves at Hollister Development Block Gold Project dated February 27, 2009; and

  Revised Technical Report Update of the June 21, 2007 Technical Report (Optimized Feasibility Study), Inclusive of Updated Mineral Resource and Reserve Estimates for the Burnstone Gold Project dated February 27, 2009.

and to references to the Technical Reports, or portions thereof, in the Registration Statement and to the inclusion and incorporation by reference of the information derived from the Technical Reports in the Registration Statement.

Yours truly,

/s/ Philip N. Bentley

PHILIP N. BENTLEY, PR. SCI. NAT.